Exhibit 99

                             FOR IMMEDIATE RELEASE


      Contact: Leonard Bell, M.D.                     Rhonda Chiger (Investor)
               President and CEO                      Susan Farley (Media)
               Alexion Pharmaceuticals                Dewe Rogerson Inc.
               203/776-1790                           212/688-6840


                  ALEXION ENTERS AGREEMENTS FOR $11.2 MILLION
                             IN PRIVATE PLACEMENT

New Haven, CT, June 17, 1997 -- Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that it has entered into agreements with institutional investors to raise $11.2 million in a private placement of 1.45 million shares of common stock. Robertson, Stephens & Company LLC served as Placement Agent in the transaction.

"We are extremely pleased by the repeat investment by certain of our existing institutional shareholders and we welcome the additional institutional investors to Alexion," said Dr. Leonard Bell, President and Chief Executive Officer.

Proceeds from the private placement will be used to fund the Company's research and development activities including ongoing and planned clinical studies, production of clinical trial material, preclinical studies, and for general corporate purposes. The financing will close upon the effectiveness of the resale registration statement to be filed by the Company with the Securities and Exchange Commission in connection with these shares.

Alexion Pharmaceuticals, Inc. was founded in 1992 and is engaged in the development of selective immunotherapeutic drugs that generally are designed to inhibit the disease-causing segments of the immune system while preserving the disease-preventing aspects of the immune system. The Company is developing three technology platforms: C5 Complement Inhibitors and Apogen T-Cell Therapeutics which together target severe cardiovascular and autoimmune disorders; and xenografts for organ transplants.

This news release contains forward looking statements. Such statements are subject to certain factors which may cause the Alexion's plans to differ or results to vary from those expected including unexpected preclinical or clinical results, the need for additional research and testing, delays in manufacturing, access to capital and funding, delays in development of commercial relationships and a variety of risks set forth from time to time in the Alexion's filings with the Securities and Exchange Commission, including but not limited to Alexion's Annual Report on Form 10-K for the year ended July 31, 1996 and those risks as discussed in Alexion's Registration Statement (Registration No. 333-19905 filed April 4, 1997). Alexion undertakes no obligation to publicly release results of any of these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of



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unanticipated events. The shares of Common Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such Act or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.